Exhibit 10.12

Amended and Restated

Agreement of Contract of Purchase and Supply (“Agreement”)

Between

DayStar Technologies, Inc.

13 Corporate Drive

Halfmoon, NY 12065 USA (“Seller”)

Represented by Dr. John R. Tuttle, CEO

And

Blitzstrom GmbH

Hoheimer Weg 3

97350 Mainbernheim Germany (“Buyer”)

Represented by Bernhard Beck, CEO

1. Preamble

The parties hereby enter into an amended and restated general agreement for the purchase of Seller’s TerraFoil™, photovoltaic solar cells (“Product”) specified per Attachment A. Buyer wishes to use these cells for its current solar modules and systems. Seller manufactures other products (including, but not limited to, TerraFoil-sp™ and LightFoil™ solar cells and other products to be determined), which are not included for sale in this Agreement. The percentage of the Seller’s total manufacturing capacity for these other products is not fixed and may vary from time to time, affecting the total quantities of TerraFoil™ available for sale during the period of this Agreement.

2. Quantity to be Purchased

Buyer shall purchase 50% of the TerraFoil™ Product produced by Seller not to exceed the production maximum stated in Table 1. Available quantities for sale will be disclosed to Buyer on a quarterly basis (Quarterly Product Projection Meetings) beginning Q1 2007, and Buyer shall issue quarterly releases to purchase orders. Regular shipments of limited Product will commence in Q4 2006. Buyer agrees to purchase all available product in excess of 5% peak power efficiency as measured and documented by Seller.

Table 1

Year	Prod* Max MW
2006	Limited quantity ~ 20 kW
2007	1.5
2008	15.0
2009	38.5
2010	75.0
Total	130.0

3. Delivery

Seller will invoice upon shipment of the product. Buyer shall pay within 30 days of the invoice date.

3.1 Delivery Conditions

Seller will provide monthly actual delivery quantities; Buyer shall take these quantities without separate purchase order, FOB Seller’s factory. All costs associated with shipping and insurance to the point of destination shall be paid by Buyer. All importing duty, VAT and taxes, if any, conversion of currency or other expenses for the purchase of product, or delivery to the destination country shall be paid by Buyer. TerraFoil™ shall be delivered DDP (Incoterms 2000) of Seller to the shipping point designated by Buyer.

4. Price

The following prices are fixed, for the purchase of the TerraFoil™ produced by Buyer’s Gen-II and Gen-III production line in Halfmoon, NY USA regardless of CE. It is the Seller’s understanding that these prices are presently below fair market value for comparable silicon solar cells:

a)   Remainder of 2006: $1/ solar cell

b) 2007	10% discount of FMV of comparable Silicon solar cells
c) 2008/1	15% discount of FMV of comparable Silicon solar cells
d) 2008/2	20% discount of FMV of comparable Silicon solar cells

Fair Market Value (FMV) of comparable Silicon solar cells based on long term contract pricing, will be agreed to in writing during Quarterly Product Projection meetings. Failure to agree to FMV will be subject to the conditions listed in paragraph 4.2

4.1 Price Modification and Re-evaluation

For 2009-2010 Seller and Buyer shall in good faith negotiate further pricing by Buyer of TerraFoil™. The parties agree to fix a price by mutual agreement for every six-month delivery period during the years 2009 and 2010 by the 1st of November each year, respectively, unless mutually agreed otherwise.

4.2 Failure to Modify Price

If no agreement on price is reached through the parties’ good faith efforts within a thirty day period from the Quarterly Product Projection meetings, and price and volume will result in net loss to either party, as established by documented costs, then the parties shall renegotiate or, if necessary terminate, this Agreement by written notice. If this Agreement is terminated, under these conditions, the Seller agrees to continue sales for six months beyond their existing obligations or approximately 12 months from the last bi-annual meeting, whichever is sooner, at the prices and projected quantities, last agreed upon for the previous six-month period, at which time this Agreement will terminate.

4.3 Most Favored Pricing

Seller hereby warrants that at no time will the prices charged Buyer for TerraFoil™ under this Agreement exceed the prices offered to any other customer on similar terms and conditions, except for a subsidiary, affiliate or successor of DayStar Technologies.

5. Performance Warranty

The trade goods to be warranted are Seller’s CIGS - TerraFoil™ solar cells only. Seller warrants that the Product will substantially conform to the Specifications set forth in Attachment A, or alternative Specifications as mutually agreed to. Seller expressly warrants that the Product shall be free from defects in design, workmanship and materials for a period of five years. Seller warrants that the Product does not infringe any U.S. patent, copyright, trade secret or other proprietary right of any third party.

5.1 The parties shall cooperatively form a mutually acceptable Warranty Statement and Procedure during the first Quarterly Product Projection Meeting beginning Q1 2007. The Warranty will include both five-year workmanship and long-term performance clauses. Example of clauses covered by this procedure may include, but not be limited to the following:

5.1a The Warranty will be conditioned upon the proper storage, handling, transportation, and packaging per defined and mutually agreed to conditions, operation, use, repair and conformance with Product Manuals provided by Seller (included revisions thereto) and any reasonable recommendations of Seller. Failure to conform to the above conditions will void the warranty.

5.1b The Product warranty will apply to the performance of TerraFoil™ solar cells, packaged into PV modules by Buyer or Buyers contracted manufacturer, but will be limited to the performance intrinsic to the solar cells only and not damage or degradation caused by the packaging of the solar cells into PV modules, as determined by appropriate testing or diagnostics after failure has occurred.

5.1c The warranty will only apply to TerraFoil™ solar cells packaged into PV modules that have undergone mutually agreed to performance, qualification, environmental testing, and accelerated lifetime testing (e.g. Highly Accelerated Lifetime Testing, IEC, UL, or other tests mutually agreed to and appropriate for the intended market of sale) as specified and outlined in the Warranty Statement and Procedure, and completed prior to introduction to market by Seller.

5.1d A Long-Term Performance Clause will be mutually defined in the Product Warranty Procedures, and will be intended to support the PV module warranty offered by the Buyer or Buyer’s Contract Manufacturer for a period not to exceed twenty-five years and at graduated Peak Power performances common to industry standards for PV modules at the time of sale.

5.2 Limitation of Liability

The Workmanship Clause of the Product Warranty is limited to the cost of replacement or repair of the PV Modules produced by Buyer or Buyer’s Contract Manufacturer, at the Sellers sole discretion for a period of five years from the date of purchase of cells. Cost for replacement or repair will be documented by Buyer or Buyer’s Contract Manufacturer and will not exceed two times the price, as defined in Section 4 of the Product sold to construct the module at date of original sale, plus the replacement cells.

Seller shall not be liable for any indirect, special, incidental, or consequential damages, whether based on contract, tort, or any other legal theory, arising out of any use of the Product, except as described in Section 5 above. There are no other warranties, express or implied.

6. Branding and Use of Product

The parties will agree upon the use of product, associated product marketing, and use of Daystar Branding during regular Quarterly Product Projection meetings

7. Terms of Payment

The purchase price (including DDP) shall be paid in U.S. Dollar by Buyer as follows: 30 days after receipt of invoice. Other methods of payment require an agreement 10 days before delivery.

8. Nondisclosure

The parties shall keep secret any and all confidential information and documents provided by the other party or of which they have otherwise obtained knowledge in connection with this Agreement, save for any information or documents that are in the public domain. Seller may disclose the general terms of this Agreement for purposes of NASDAQ and other US securities laws and the specific terms to its financial and legal advisors, or if required by law. Confidential information and documents shall be any information or document that is marked as “Confidential”.

9. Final Clauses

A. Expenses, Materials, Supplies and Equipment. Unless otherwise specified by DayStar, all expenses, materials and supplies shall be furnished by each party at its sole cost, risk and expense.

B. Books and Records. The parties shall keep accurate books and records relating to the Agreement.

C. Maintenance of Insurance. The parties shall, obtain, and shall, if requested, provide evidence of the following or similar insurance coverage: (a) Commercial General Liability insurance - $1,000,000.00 per occurrence, including but not limited to products and completed operations liability, owner’s and contractor’s protective, blanket contractual liability, personal injury liability, broad form property damage.

D. Independent Contractor. Nothing contained in this Agreement shall be construed to constitute the parties as a partners, employees, or agents of each other, nor shall either party have any authority to bind the other in any respect. It is intended that each shall remain an independent contractor responsible for its own actions.

E. Compliance with Law. Each party represents and agrees that in performing under this Agreement, it will comply fully with all permits, laws and regulations.

F. Assignment. This Agreement or any project work hereunder shall not be assigned or subcontracted without the written consent of each party.

G. Notice. Any notice to be given hereunder by either party to the other shall be in writing addressed to the other party at the principal office address set forth above.

H. Arbitration/Choice of Law. Any claim or controversy arising out of or relating to this Agreement shall be resolved by binding arbitration in Albany, New York by a single arbitrator under the commercial rules of the American Arbitration Association then in effect, and judgment may be entered on the award by any court of competent jurisdiction. This Agreement and any controversy relating to this Agreement shall be governed by the laws of the State of New York, USA without regard to conflicts or choice of law principles. The controlling language of this Agreement and any disputes shall be English.

I. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter and supersedes all prior and contemporaneous agreements, understandings, usages of trade and courses of dealing, whether written or oral. This Agreement may be signed in counterparts and may only be modified by a written agreement, signed by both parties.

By:	/s/ Bernhard Beck	By:	/s/ John R. Tuttle

Name: Bernhard Beck		Name: John R. Tuttle
Title: CEO		Title: CEO & President

Date:	6-9-2006	Date:	Oct 6, 2006

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